Exhibit 99.5

Baozun Inc.

Building No. H, No. 1188 Wanrong Road

Zhabei District, Shanghai 200436

The People’s Republic of China

April 17, 2015

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Baozun Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Bin Yu
Name: Bin Yu